Exhibit 10.14

JABBER OEM SOFTWARE LICENSE AGREEMENT

This Jabber OEM Software License Agreement (the “Agreement”) is entered into as of 1, October 2001 (the “Effective Date”) between Jabber, Inc., a Delaware corporation with its principal place of business at 1899 Wynkoop St., Suite 600, Denver, Colorado, 80202 (“Jabber”) and France Telecom, a french corporation with its principal place of business at 6, place d’Alleray 75505 PARIS cedex IS having offices at France Telecom R&D , 38 rue du General leclerc, 92794 Issy Moulineaux, France, represented by Ms Marie-Jo Revillet, intermim manager of DM1 for France Telecom R&D, acting as authorized signatory for and on behalf of France Telecom (“Distributor”), (individually, a “Party,” and collectively, the “Parties”), with respect to the following facts:

1. General Background. Jabber licenses certain software (“Software”) and associated documentation (“Documentation”), as defined and described in Exhibit A hereto, incorporated herein by this reference. All references herein to Software shall include enhancements and upgrades thereto as they are made available, including Major Releases, Minor Releases, and New Modules integrated into the Software (as all such terms are defined below and subject to Distributor’s rights to such items as set forth in Exhibit C hereto). Distributor intends to create and offer licenses for one or more products (the “Products”), a description of which appears in Exhibit B hereto, incorporated herein by this reference. Distributor seeks to incorporate the Software into its Products. Jabber wishes to grant to Distributor the right to distribute the resulting Products containing the Software, and to copy and distribute the Documentation, for those limited purposes.

2. Statement of Agreement. Now, therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms, conditions and obligations.

3. Grant of License from Jabber to Distributor. Subject to the terms and conditions contained in this Agreement, Jabber hereby grants Distributor a non-exclusive, non-transferable, perpetual, worldwide license to:

(i) use, sublicense, modify, create derivative works of, copy and reproduce the source code for the Software (hereinafter “Source Code”) (including for Alterations as described in Section 6 hereto) solely to produce such changes to the Source Code as may be necessary to ensure compatibility with the Products, with the proviso that Source Code is provided only if so indicated on Exhibit A hereto, incorporated herein by this reference, and Distributor’s license to the Source Code pursuant to this Agreement is conditional upon payment of a separate Source Code License Fee as specified in Exhibit D hereto, incorporated herein by this reference;

(ii) modify, create derivative works of, copy and reproduce the Documentation to describe the Software, unmodified or modified pursuant to Section 3(i);

(iii) reproduce copies of the object code of the Software, unmodified or modified pursuant to Section 3(i), and the Documentation (in whole or in part), unmodified or modified pursuant to Section 3(ii), provided that each unit of any Product incorporating the Software shall incorporate the Software into the Product in such a way that the Software shall not be available to a user on a stand-alone basis independent of the Product; and

(iv) market, publicly perform, publicly display, sublicense and distribute the Software in Europe directly or indirectly through Third Party Resellers.

(v) The rights granted under Section 3(iv) are exclusive as to Affiliates of Distributor. “Affiliates” is hereby defined as an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Distributor. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

4. Exclusions from Grant of License. No right is granted to distribute the Source Code.

5. Proprietary Rights. Distributor acknowledges that, as between Jabber and Distributor, Jabber controls all right, title and interest in the Software and Documentation. Except as expressly provided herein, Jabber does not grant to Distributor any other right or license, either express or implied, in the Software or Documentation. Distributor shall not reverse engineer, modify, adapt, translate or create derivative works based on the Software or Documentation, or knowingly permit any third party to engage in the foregoing, except as specifically authorized by the terms of this Agreement.

6. Ownership of Modifications. Any modifications, adaptations or derivative works made from the Source Code will be owned as set forth in this Section:

(i) Modifications to Software. Distributor agrees to disclose to Jabber all modifications, adaptations, derivative works and Bug Fixes (“Alterations”) to the Software that it makes, and hereby assigns and transfers to Jabber all right, title and interest in all such modifications, adaptations, derivative works and Bug Fixes, including all intellectual property rights therein only if Jabber incorporates them into the Software. A “Bug Fix” is a modification to the Source Code that removes a reproducible defect in the Software that causes the Software to fail to conform to its written specifications. Jabber may, in its sole discretion, incorporate any Alterations developed by Distributor into the Software. If Jabber does not incorporate an Alteration into the Software, Jabber will provide to Distributor suggestions with regard to potential changes to the Alteration to make it more acceptable; however, Jabber retains sole discretion to determine whether to incorporate any Alterations into the Software.

(ii) New Modules. Distributor shall retain ownership of any New Modules created by Distributor for use with the Software. A “New Module” is an external module that does not use any of the Source Code, except as an interface to the Software (“New Modules”). If Jabber and Distributor agree to integrate a New Module into the Software in a Minor or Major Release, Distributor will assign and transfer to Jabber all right, title and interest in such New Module. (iii) Modifications to Documentation. Distributor shall retain ownership of its changes to Documentation. Jabber reserves the right to review and suggest changes to the form, content and packaging of Documentation related to the Software and Distributor agrees to implement all reasonable changes requested by Jabber.

7. Software License Agreement. Distributor shall ensure that each copy of the Software it distributes, alone or through its Third Party Resellers, to its/their Customers (“Customers”) be sublicensed under the terms of an End-user agreement within the limit of the rights granted by Jabber to Distributor. Such an agreement (EULA) to the extent necessary to protect Jabber’s right as provided in this Agreement, shall contain provisions substantially similar to provisions specified in Exhibit E. Upon Jabber’s request, Distributor will keep Jabber apprised of its activities, if any, to enforce its EULA with particular Customers. In addition, Jabber shall have the right to enforce Distributor’s EULA as a third party beneficiary. Distributor agrees that: (i) Jabber may join Distributor as a named plaintiff in any lawsuit involving Jabber’s rights or reputation brought by Distributor against Customer, and (ii) Distributor will take such other actions, give such information and render such aid, as may be reasonably necessary to allow Jabber to bring and prosecute such suits. Distributor shall not be required to disclose to Jabber Confidential Information regarding Customers.

8. Distribution Agreements. Distributor shall have the right to appoint, in accordance with written distribution agreements (“Distribution Agreements”), Third Party Resellers to distribute, market, sell, and sublicense its Products created under and subject to the terms and conditions of this Agreement. Distributor shall incorporate by reference the terms of this Agreement into said Distribution Agreements so as to notify Third Party Resellers that they must comply with the applicable terms of this Agreement, provided, however, that all pricing and payment terms hereof shall be deemed to be Confidential Information, and nothing herein shall obligate Distributor to disclose any confidential provisions herein to its Third Party Resellers. Each Distribution Agreement shall expressly state that the Distribution Agreement shall terminate without further action on the part of Jabber in the event that this Agreement is terminated, provided, however, that Distributor and its Third Party Resellers may fulfill obligation they incurred to Customers prior to such termination date. Distributor shall not allow Third Party Resellers access to the Source Code provided to Distributor under this Agreement.

9. Export Control. Each Party will comply, and Distributor will take all reasonable steps to ensure that its Third Party Resellers are in compliance, with all relevant laws governing such Party regarding export of the Software and of the Products. Each Party shall indemnify and hold the other harmless from any claim that it has breached this section, and furthermore Distributor shall indemnify Jabber to the extent that Distributor is likewise indemnified by its Third Party Resellers for their failure to comply with their applicable export laws.

10. Deliverables and Shipping. Jabber shall provide to Distributor one copy of the Source Code in a commercially reasonable format, and instruction for generating any per-copy identifying information specified in Exhibit A hereto (if any), with Bug Fixes, enhancements and upgrades as of the Effective Date of this Agreement. Jabber shall provide Documentation in both electronic and printed hard copy form, including artwork if appropriate. Shipment is F.O.B. Jabber.

11. Enhancements and Upgrades. At Distributor’s option, Jabber shall provide to Distributor new releases, if any, of the Software, and Documentation describing those new releases, only as described in future Maintenance agreement, and upon the payment of a Annual Maintenance and Support Fees. To conclude such an agreement, Jabber will make a fair and reasonable offer for such maintenance before November, 1st 2001.

12. Installation and Related Services. Distributor or, at Distributor’s option, its Third Party Resellers, or its/their Customers, are responsible for installation of the Software, and for training of users, data conversion and other services necessary to install and use the Software.

13. Fees, Records and Report. In consideration for the rights granted under this Agreement, Distributor agrees to pay Jabber the amounts specified in Exhibit D hereto. Distributor further agrees to maintain records and provide reports as specified in Exhibit D. Distributor agrees not to refer, and not to allow its Third Party Resellers to refer, to the Software as free or imply that the Software is included free with the Products, or refer to other Jabber product prices in relation to the Software or make any other similar claims, whether via advertising, packaging or any other form of communication, printed, verbal or otherwise, without Jabber’s prior written agreement. Distributor’s making of any such claim, or allowing Third Party Resellers to make such claim, shall be deemed a material breach of this Agreement.

14. Payment Terms. Amounts due shall be considered paid when Jabber is in receipt of the amount due or upon confirmation of receipt by a bank designated by Jabber. For all payments not received within forty-five (45) days of the due date, a late payment fee shall accrue daily on such unpaid amounts at the rate of one-and-one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is lower.

15. Reasonable Commercial Efforts. Distributor shall use reasonable commercial efforts to market and distribute the Products through its sales channel(s).

16. Copyright Notices. Distributor shall not remove any copyright notes from the Software or the Documentation. Distributor shall reproduce on each copy of the Software and on any Documentation supplied with the Software, wherever a copyright notice including the Distributor’s own name appears, the copyright notices specified in Exhibit A hereto.

17. Trademark Rights and Notice. Neither Party shall adopt, use or register any trademark, trade name or other marketing name of the other Party or any of its affiliates, or any confusingly similar trademark, trade name or other marketing name. The Parties expressly acknowledge that, as between Jabber and Distributor, JABBER is a trademark of Jabber, Inc. Distributor shall not remove any trademark notices from the Software or Documentation. Distributor shall reproduce on each copy of the Software and on any Documentation supplied with the Software, wherever a trademark notice including the Distributor’s own name appears, the trademark notices specified in Exhibit A hereto.

18. Warranties.

(i) Media Warranty. Jabber warrants that the media containing the Software, the Source Code and Documentation shall be free of material defects (the “Media Warranty”). Distributor’s sole and exclusive remedy for breach of this Media Warranty is replacement of the defective media as long as any such defect is found within three (3) months after shipment by Jabber.

(ii) Express Warranties. Jabber expressly warrants that the performance of the rights and obligations set forth under this Agreement will not breach any other agreement or arrangement by which Jabber is bound. Jabber expressly warrants that it has the right and authority to enter into this Agreement and to license the Software and Source Code to Distributor in accordance with the terms hereof. Jabber expressly warrants that it is not aware of any claim that Software infringes any rights of any third party. Jabber shall, at its expense, defend any suit or claim brought against Distributor and shall indemnify Distributor against an award of damages and costs against Distributor by a final court judgment based on a claim that Distributor’s or its Customers’ use of Software infringes a third-party patent or copyright, if Distributor: (a) notifies Jabber in writing of the suit or claim within ten (10) days after Distributor receives notice; (b) gives Jabber sole authority to defend or settle the suit or claim; (c) gives Jabber all information in Distributor’s control concerning the suit or claim; and (d) reasonably cooperates and assists Jabber, at Jabber’s expense, with defense of the suit or claim. Jabber does not warrant the Software against any suit or claim of infringement based upon the use of the Software in combination, operation or use with any product not furnished by Jabber, in a modified state not authorized by Jabber, or in a manner other than that for which it was designed, if it would have been avoided without such use of the Software.

(iii) Exclusion of Other Warranties. EXCEPT AS PROVIDED IN THIS SECTION, ALL SOFTWARE PROVIDED HEREUNDER IS PROVIDED “AS IS.” NOTWITHSTANDING ANY OTHER PROVISION IN THIS

AGREEMENT, JABBER DOES NOT WARRANT THAT THE USE OF THE PRODUCTS SHALL BE UNINTERRUPTED OR ERROR FREE, OR THAT ALL DEFICIENCIES OR ERRORS ARE CAPABLE OF BEING CORRECTED. THE FOREGOING WARRANTIES ARE EXCLUSIVE OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(iv) Harmful Code Warranty. To the best of Jabber’s knowledge, the Software does not contain, nor will contain upon delivery Harmful Code, as that term is defined below. “Harmful Code” shall mean any computer programming code which is constructed with the intent to and which does, damage, interfere with or otherwise improperly affect other computer programs, data files or hardware without the knowledge or consent of the computer user. “Harmful Code” includes, but is not limited to, self-replicating and self-propagating program instructions commonly referred to as “viruses” or “worms.”

19. Indemnity and Limitation of Liability.

(i) Indemnification by Distributor for Negligence and Other Acts by Distributor. Distributor will hold Jabber and its directors, officers, employees, representatives and agents (collectively, “Jabber’s Representatives”) harmless from, and indemnify Jabber and Jabber’s Representatives against, any and all claims, losses, damages and expenses, including attorneys’ fees, arising from a third party claim against Jabber or Jabber’s Representatives, to the extent that such third party claim is based solely on the negligence or other acts of Distributor or its agents or representatives.

(ii) Limitations on Jabber’s Liability for Infringement. If Software becomes or in Jabber’s opinion is likely to become the subject of a suit or claim of infringement of a patent or copyright, Jabber shall at its option and expense (a) obtain the right for Distributor to use the Software; (b) replace or modify the Software so that it becomes non-infringing; or (c) terminate this Agreement to the extent it relates to the infringing software. In the event that this Agreement is terminated under this section 19(ii), Distributor shall cease to use the infringing Software, and Jabber shall pay Distributor, as Distributor’s sole and exclusive remedy against Jabber for said termination, an amount equal to two times the Fees paid under this Agreement for the infringing Software less any cumulative amortization or depreciation of that Software by Distributor on its financial statements as of the date when Jabber terminates said Agreement.

(iii) Other Limitations of Liability. Except for breaches of the confidentiality obligations set forth herein, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR CONTINGENT DAMAGES (THE FOREGOING COLLECTIVELY CALLED “SPECIAL DAMAGES”), INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS. SUCH NON-LIABILITY FOR SPECIAL DAMAGES SHALL APPLY WHETHER IN AN ACTION BASED ON CONTRACT, TORT OR ANY OTHER SUCH THEORY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

20. Confidentiality. The term “Confidential Information” shall refer to any information provided to one Party by the other Party marked with a proprietary, confidential or other similar notice. “Confidential Information” shall also refer to any information orally disclosed to one Party as proprietary by the other Party and followed by a writing within thirty (30) days of such oral disclosure indicating said information was confidential. Confidential Information shall not include information which (i) is or has become generally known or available through no act or failure to act by the receiving Party; (ii) is already known or available at the time of receipt as evidenced by written records; (iii) is hereafter furnished to the receiving Party by a third party, as a matter of right and without restriction on its disclosure; (iv) is disclosed by written permission of the Party for whom such information is confidential; or (v) is required to be disclosed by court order or law. Each Party shall keep confidential and not disclose to any third party to use for its own benefit, except as specially permitted herein, or for the benefit of any third party, any Confidential Information of the other. Neither Party shall withhold permission for the other Party to disclose the contents of this Agreement to a third party in connection with a potential acquisition or merger of the disclosing Party, provided that any such third party shall have previously agreed to be bound by the provisions of this Section.

21. Assignability. Any and all assignment of rights or delegation of obligations under this Agreement by the Distributor are void without the express, prior written consent of Jabber. Consent to such assignment or obligation shall not be unreasonably withheld or delayed.

Permitted assignments shall be binding upon, and inure to the benefit of, all parties thereto.

22. Term of Agreement. This Agreement and the licenses granted hereunder shall remain in effect unless earlier terminated as set forth herein.

23. Termination of Agreement. Either Party may terminate this Agreement and the licenses granted hereunder, upon written notice, for any material breach of this Agreement including, without limitation, the failure to pay license fees when due, that the non-terminating Party fails to cure within thirty (30) days following written notice specifying such breach. In the event of termination of this Agreement for any cause, all rights granted by Jabber hereunder automatically revert to Jabber, all amounts owed to Jabber by Distributor shall be immediately due and payable, and Distributor shall immediately cease any further use of the Software. Distributor shall also immediately return the Software and any copies thereof to Jabber, except to the extent that the Software has been incorporated into Distributor’s Products. Termination shall not affect the rights or licenses of Customers to use the Software they purchased from Distributor or its Third Party Resellers prior to any such termination.

24. Survival. The following sections shall survive the termination of this Agreement for any cause: 5, 6, 7, 9, 13, 14, and 20 through 38.

25. Waiver. The Party entitled to the benefit of any provision of this Agreement may waive said provision. Neither Party shall be deemed, by any act or omission, to have waived any of its rights or remedies thereunder unless such waiver is in writing and signed by an authorized officer of such Party. Such a waiver shall be limited specifically to the extent set forth in said writing. Waiver as to one event shall not be construed as waiver of any right or remedy as it relates to any subsequent event.

26. Force Majeure. If by reason of Force Majuere including, without limitation, earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder and all acts of God, a Party is unable to perform in whole or in part its obligations as set forth in this Agreement, such Party shall not be liable to the other for its failure to perform said obligations.

27. Governing Law. This Agreement is made in accordance with, and shall be governed and construed under, the laws of the State of Colorado and applicable United States statutes. Such governance and construction explicitly excludes the State of Colorado’s body of laws concerning conflict of laws and the 1980 United Nations Convention on Contracts for the International Sale of Goods. To the extent permitted by law, the provisions of this Agreement shall supercede any provisions of the Uniform Commercial Code as adopted or made applicable to this Agreement in any competent jurisdiction.

28. Dispute Resolution. Any dispute, claim or controversy between the parties arising out of or relating to this Agreement (excluding claims for injunctive relief or claims in equity) shall be finally resolved by arbitration, in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce, using a single arbitrator selected in accordance with the applicable rules. The arbitration shall be in the English language and take place in Paris, France. This Agreement and dispute, claim or controversy between the parties arising out of or relating to this Agreement shall be governed by the law of the State of Colorado, United States of America. Arbitration fees and attorneys fees may be allocated between the parties, at the arbitrator’s discretion. The judgment rendered by the arbitrator shall be final and binding on the parties and may be entered in any court of competent jurisdiction.

29. No Agency. The Parties are independent contractors. Neither Party is an employee, agent, co-venturer or legal representative of the other Party for any purpose. Neither Party shall have the authority to enter into any legal or equitable obligation for the other Party. Under no circumstances may either Party hold itself out to have agency authority for the other Party. The Parties agree not to make false or misleading statements, claims or representations about the other Party, its products or the relationship between the Parties.

30. Severability. If the application of any provision or provisions of this Agreement to any particular set of facts or circumstances is held to be invalid or unenforceable by a court of competent jurisdiction, the validity of said provision or provisions to any other particular set of facts or circumstances shall not, in any way, be affected. Such provision or provisions shall be reformed without further action by the Parties to the extent necessary to make such provision or provisions enforceable when applied to said set of facts or circumstances.

31. Rules of Construction. As used in this Agreement, all terms used in the singular shall be deemed to include the plural, and vice versa, as the context requires. Descriptive headings are inserted for convenience only and shall not be utilized in interpreting this Agreement. This Agreement has been reviewed by respective counsel for the Parties and shall be interpreted in accordance with its terms and without any strict construction in favor or against either Party.

32. Notices. All notices, including notice of address change, required or permitted under this Agreement shall be in writing and shall be deemed received: (i) when received if hand delivered; (ii) five (5) days after being sent by certified, first class mail; (iii) two (2) business days after being sent by express mail; or (iv) when received if sent by confirmed telecopy. In each case, such notice shall be provided to the first address set forth above or such other address as the Parties may later designate through the procedures set forth in this section.

33. Publicity. During the term of this Agreement, Jabber and Distributor may engage in co-marketing and publicity programs, including advertisements in trade and other publications. The Parties agree to allow the use of each other’s names and official logos for promotional and publicity purposes including, without limitation, on press announcements, marketing collateral and media kits, and listings on web pages. Distributor also expressly agrees to serve as a reference account for Jabber.Com.

34. Attorney’s Fees and Costs. If any Party to this Agreement brings an action against the other Party to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorney’s fees and costs incurred in connection with such action, including any appeal of such action.

35. Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. Such counterparts, together, shall constitute one and the same instrument. Each Party shall receive a duplicate original of the executed counterpart copy or copies. For purposes hereof, a facsimile copy of this Agreement, including the signature pages, shall be deemed an original. Notwithstanding, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

36. Amendment. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

37. Entire Agreement. The Parties, and each of them, represent and warrant that this Agreement and the Exhibits attached hereto constitute the complete and exclusive agreement between the Parties. Said Agreement supercedes all previous or contemporaneous agreements, understandings and representations, written or oral, with respect to the subject matter of this Agreement.

38. Exhibits and Precedence. The following Exhibits are attached to this Agreement and incorporated as a part thereof: (i) Exhibit A: Description of Jabber Software, Documentation and Notices; (ii) Exhibit B: Description of Distributor’s Product; (iii) Exhibit C: Enhancements, Upgrades and Support ; (iv) Exhibit D: Payment Terms and Conditions; (v) Exhibit E: Software License Agreement. In the event of a conflict between the provisions of this Agreement and any Exhibit, the provisions of this Agreement shall take precedence. The provisions of this Agreement and its Exhibits shall take precedence over any conflicting terms in Distributor’s purchase order(s), if any.

39. Wanadoo License. Distributor agrees to license the Software and Documentation to Wanadoo in accordance with the terms and conditions of this Agreement. Upon the execution and delivery of an EULA between Distributor and Wanadoo, Jabber agrees to release Wanadoo from any and all obligations it has to Jabber pursuant to the Software License Agreement between Jabber and Wanadoo dated February 2, 2001.

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the date first set above.

JABBER			DISTRIBUTOR

JABBER, INC.			FRANCE TELECOM

By:	/s/ GWENAEL HAGAN		By:	/s/ MARIE JOSEPHE REVILLET
	Name:	Gwenael Hagan		Name:	Marie Josephe Revillet
	Title:	CFO		Title:	Interim Manager of DMI
	Date:	October 31, 2001		Date:	October 26, 2001

EXHIBIT A

Description of Jabber Software, Documentation and Notices

This Description of Jabber Software, Documentation and Notices is Exhibit A to the Jabber OEM Software License Agreement (the “Agreement”) entered into by Jabber, Inc. (“Jabber”) and France Telecom (“Distributor”) on Effective Date.

The Software licensed under the present Agreement by Jabber to Distributor includes all items checked below:

•	☒ Jabber Communication Platform - Version 1.0

Language: ☒ English Language

O/S: ☐ Solaris v2.6 (Sparc) ☐ Solaris v2.7 (Sparc) ☒ Solaris v2.8 (Sparc/Intel)

•	☐ LDAP Directory Service – Version

Directory Server: ☐ iPlanet – Version         ☐ OpenLDAP – Version

O/S: ☐ Solaris v2.6 (Sparc) ☐ Solaris v2.7 (Sparc) ☐ Solaris v2.8 (Sparc/Intel)

•	☒ Jabber Instant Messenger – Version 1.8

Language: ☒ English

O/S: ☒ Windows

•	☒ Source Code is included only if this item is checked (see fee schedule in D-1)

Product: ☒ Jabber Communication Platform, ☒ Jabber Instant Messenger

The Documentation licensed under the present Agreement by Jabber to Distributor includes the following:

•	☒ Installation Instructions

•	☒ Users Manual

•	☒ Software Design Specifications

The Copyright Notices for the Software and Documentation read as follows:

•	Copyright © 2001 Jabber, Inc. All Rights Reserved.

The Trademark Notices for the Software and Documentation read as follows:

•	Jabber is a trademark of Jabber, Inc.

JABBER			DISTRIBUTOR

JABBER, INC.			FRANCE TELECOM

By:	/s/ GWENAEL HAGAN		By:	/s/ MARIE JOSEPHE REVILLET
	Name:	Gwenael Hagan		Name:	Marie Josephe Revillet
	Title:	CFO		Title:	Interim Manager of DMI
	Date:	October 31, 2001		Date:	October 26, 2001

EXHIBIT B

Description of Distributor’s Products

This Description of Distributor’s Product is Exhibit B to the Jabber OEM Software License Agreement (the “Agreement”) entered into by Jabber, Inc. (“Jabber”) and France Telecom (“Distributor”) on Effective Date.

The Distributor’s initial Products will be IM services for its Orange and Wanadoo affiliates.

EXHIBIT C

Enhancements, Upgrades and Support

Jabber will provide a fair and reasonable offer for such services to Distributor before November, 1” 2001 on the basis of Jabber’s proposal as modified by Distributor.

EXHIBIT D

Payment Terms and Conditions

This Payment Terms and Conditions is Exhibit D to the Jabber OEM Software License Agreement (the “Agreement”) entered into by Jabber, Inc. (“Jabber”) and France Telecom (“Distributor”) on Effective Date.

OEM License Fee. The Software licensed hereunder is subject to the payment by Distributor of a one-time OEM License Fee as specified herein, plus Maintenance and/or Support Fees as specified in Exhibit C to the Agreement, plus Product Usage License Fees as specified in this Exhibit D and in its Attachment D-1 hereto, incorporated herein by this reference.

OEM License Fee: $115,000 (including Software Usage License Fees for 40,000 Concurrent Users and Source Code Licensee Fee)

Source Code License Fee. The Source Code is licensed hereunder subject to the payment by Distributor of a one-time Source Code License Fee as specified herein.

Source Code License Fee: included in the OEM License Fee

Authorized Concurrent Users. “User” means an individual account that has access to the functionality provided by the Product. A single Customer may establish multiple simultaneous connections to the Products from one or more workstations, and the Software will support a large number of concurrent connections from many Users (“Concurrent Users”). Distributor and its Third Party Resellers may authorize access to installed Products by no more than the Maximum Number of Concurrent Users explicitly designated in writing by its/their Customers in the individual Software License Agreements executed by said Customers.

License Fees for Authorized Maximum Number of Concurrent Users. Distributor shall pay Product Usage License Fees for each installed Product based upon the Maximum Number of Concurrent Users specified for each such installed Product, in the amount specified in Attachment D-1 hereto. This License Fee is exclusive of, and Distributor, its Third Party Resellers, and/or its/their Customers shall pay for, shipping, any sales, use, property, value added or similar taxes, federal, state, local or foreign taxes, or other charges imposed on or with respect to the Product or its delivery, use or possession, except taxes based upon the net income of Jabber. Jabber reserves the right to modify the Product Usage License Fees in Attachment D-1 upon six (6) months written notice to Distributor.

Payment Terms for Product Usage License Fees. Product Usage License Fees are due and payable, in the case of Distributors own licenses to Customers, fifteen (15) days after the end of the month in which Distributor ships Products to its Customers, and in the case of licenses to Customers by Third Party Resellers, thirty (30) days after the end of the month in which Third Party Resellers ship Products.

Payment Terms for Maintenance and/or Support Fees. Fees for Maintenance and/or Support are due and payable fifteen (15) days prior to the start of the period for which said services are to be provided.

Receipt of Payments. Amounts due shall be considered paid when Jabber is in receipt of the amount due or upon confirmation of receipt by a bank designated by Jabber. For all payments not received within forty-five (45) days of the due date, a late payment fee shall accrue daily on such unpaid amounts at the rate of one-and-one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is lower.

Payment Currency and Instrument. All payments hereunder shall be in U.S. dollars, by certified check drawn on a U.S. bank.

Reports. Not applicable.

Records. Distributor and its Third Party Resellers shall keep accurate books and records reflecting the installation of the Product and all authorized uses thereof. Not more than once in any calendar year, Jabber may retain an independent certified public accountant (“Accountant”) who may, upon one week’s written notice and during normal business hours and with minimal disruption to Distributor’s and/or its Third Party Resellers’ operations, inspect and audit the records of Distributor and/or its Third Party Resellers with respect to installation and use of the Products. Said Accountant’s activities shall be subject to a non-disclosure agreement between the Accountant and Distributor and/or its Third Party Resellers and

any information obtained by the Accountant and conveyed to Jabber shall be subject to the Confidentiality provisions in the Agreement. If, upon performing such audit, it is determined that Distributor has underpaid Jabber by an amount greater than five percent (5%) of the payments due Jabber in the period being audited (based upon Jabber’s then current Product Usage License Fees as published by Jabber), Distributor will bear all reasonable expenses and costs of such audit in addition to its obligation to make full payment in accordance with the terms of this Agreement.

JABBER			DISTRIBUTOR

JABBER, INC.			FRANCE TELECOM

By:	/s/ GWENAEL HAGAN		By:	/s/ MARIE JOSEPHE REVILLET
	Name:	Gwenael Hagan		Name:	Marie Josephe Revillet
	Title:	CFO		Title:	Interim Manager of DMI
	Date:	October 26, 2001		Date:	October 26, 2001

Attachment D-1

The following Price Schedules represent the suggested pricing to Enterprise and Services Provider licensees of Distributor.

Enterprise:

Registered Users	List Price	Per User
500	$25,000	$50.00
1,000	$40,000	$40.00
2,500	$75,000	$30.00
5,000	$100,000	$20.00
10,000	$150,000	$15.00
20,000	$260,000	$13.00
30,000	$345,000	$11.50
40,000	$420,000	$10.50
50,000	$500,000	$10.00
> 50,000 To be negotiated

Service Provider

Concurrent Connections	List Price		Per Connection
1,000		$20,000	$20,002
5,000		$50,000	$10.00
10,000		$80,000	$8.00
20,000		$140,000	$7.00
30,000		$180,000	$6.00
40,000		$230,000	$5.75
50,000		$275,000	$5.50
75,000		$375,000	$5.00
100,000		$450,000	$4.50
150,000		$600,000	$4.00
200,000		$750,000	$3.75
300,000		$975,000	$3.25
400,000	$	l,200,000	$300
500,000		$1,250,000	$2.50
> 500,000 To be negotiated

OEM Discount

Distributor will receive a 50% discount from the published price schedules when calculating payments due Jabber as a result of Distributor license of Products.

Price Schedule Revisions

Jabber and Distributor agree that the Price Schedule shall be used only for the initial license to Orange and Wanadoo of the Products. Before Distributor enters into subsequent Product license agreements with other Affiliates, customers or resellers, and before it licenses addition users to Orange and Wanadoo, the Parties agree to jointly undertake an analysis of pricing strategies for competing and complementary products offered in the European market. Based on this analysis, a revised Price Schedule will be developed, agreed to, and made effective. Thereafter, Jabber reserves the rights, after consultation with Distributor to revise the Price Schedule on an annual basis.

EXHIBIT E

Software License Agreement

This Software License Agreement (“SLA”) is Exhibit E to the Jabber OEM Software License Agreement (the “Agreement”) entered into by Jabber, Inc. (“Jabber”) and French Telecom (“Distributor”) on Effective Date.

Appended to this Exhibit as Attachment El is a Specimen version of the Software License Agreement (including its Exhibits), by which Jabber licenses its Software to its Customers.

In accordance with Section 7 of the Agreement, Distributor and its Third Party Resellers shall sublicense Distributor’s Product under the terms of and End-user agreement within the limits of the rights granted by Jabber to Distributor. Such an agreement ( EULA ), to the extent necessary to protect Jabber’s right as provided in this Agreement, shall contain provisions substantially similar to provisions specified in Exhibit E. In no event, Distributor shall not be required to disclose to Jabber Confidential Information regarding Customers.

JABBER			DISTRIBUTOR

JABBER, INC.			FRANCE TELECOM

By:	/s/ GWENAEL HAGAN		By:	/s/ MARIE JOSEPHE REVILLET
	Name:	Gwenael Hagan		Name:	Marie Josephe Revillet
	Title:	CFO		Title:	Interim Manager of DMI
	Date:	October 31, 2001		Date:	October 26, 2001

SPECIMEN SOFTWARE LICENSE AGREEMENT

Attachment E-1

SOFTWARE LICENSE AGREEMENT

This Software License Agreement (the “SLA”) is entered into as of                                         (the “Effective Date”) between                                          , a                                          corporation with its principal place of business at                                          (“Distributor”) and                                         , a                                           corporation with its principal place of business at                                      (“Licensee”), (individually, a “Party,” and collectively, the “Parties”), with respect to the following facts:

1. General Background. Distributor licenses certain software (“Software”) and associated documentation (“Documentation”), as defined and described in Exhibit A hereto, incorporated herein by this reference. Licensee intends to use the Software on computers at a specific list of Sites to support a maximum number of Concurrent Users, as those terms are defined and those Sites and limits are specified in Exhibit B hereto. Distributor wishes to grant to Licensee the right to use the Software, and to copy and distribute the Documentation, for those limited purposes.

2. Statement of Agreement. Now, therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms, conditions and obligations.

3. Grant of License from Distributor to Licensee. Subject to the terms and conditions contained in this SLA including, without limitation, the payment of required license fees, Distributor hereby grants Licensee a non-exclusive, non-transferable, perpetual license to:

(i) install the Software on computers at authorized Sites, for use by no more than the maximum number of authorized Concurrent Users, as designated in Exhibit B attached hereto, incorporated herein by this reference;

(ii) make a reasonable number of copies of the Software for backup and archival purposes only; and

(iii) copy and distribute the Documentation solely to Users (as that term is defined in Exhibit B hereto).

4. Third Party Hosting. Licensee may, at its option and expense, request Distributor or a third party to host the Software on its computers on behalf of Licensee, but only if those computers are located at one or more of the authorized Sites listed in Exhibit B hereto. Licensee hereby accepts responsibility for ensuring that the hosting entity (“Host”) complies with the terms and conditions of this SLA, and Licensee hereby agrees that it shall be liable for any additional license fees due Distributor in the event that Host exceeds the number of Concurrent Users authorized under this SLA.

5. Proprietary Rights. Except as expressly provided herein, Distributor does not grant to Licensee any other right or license, either express or implied, in the Software or Documentation. Licensee shall not reverse engineer, modify, adapt, translate or create derivative works based on the Software or Documentation, or knowingly permit any third party to engage in the foregoing, except as specifically authorized by the terms of this SLA.

6. Deliverables and Shipping. Distributor shall provide to Licensee one copy of the Software in a commercially reasonable format. Distributor shall provide Documentation in both electronic and printed hard copy form, including artwork if appropriate. Shipment is F.O.B. Distributor.

7. Enhancements and Upgrades. At Licensee’s option, Distributor shall provide to Licensee new releases, if any, of the Software, and Documentation describing those new releases, only as described in Exhibit C hereto, incorporated herein by this reference, and upon payment of the Annual Maintenance and Support Fees specified therein.

8. Installation and Related Services. Unless otherwise specified in Exhibit D hereto, Licensee is responsible for installation of the Software on the computers specified therein, and Licensee is responsible for training of Users, data conversion and other services necessary to install and use the Software.

9. Fees, Records and Reports. In consideration for the rights granted under this SLA, Licensee agrees to pay Distributor the amounts specified in Exhibits B and C hereto. Licensee further agrees to maintain records and provide reports as specified in Exhibit B.

10. Copyright Notices. Licensee shall not remove any copyright notes from the Software or the Documentation.

SPECIMEN SOFTWARE LICENSE AGREEMENT

Licensee shall reproduce on each copy of the Software and on any Documentation supplied with the Software, wherever a copyright notice including the Licensee’s own name appears, the copyright notices specified in Exhibit A hereto.

11. Trademark Rights and Notice. Neither Party shall adopt, use or register any trademark, trade name or other marketing name of the other Party or any of its affiliates, or any confusingly similar trademark, trade name or other marketing name. The Parties expressly acknowledge that JABBER is a trademark of Jabber.Com, Inc. Licensee shall not remove any trademark notices from the Software or Documentation. Licensee shall reproduce on each copy of the Software and on any Documentation supplied with the Software, wherever a trademark notice including the Licensee’s own name appears, the trademark notices specified in Exhibit A hereto.

12. Warranty. Distributor expressly warrants that it has the right and authority to enter into this SLA and to license Software to Licensee in accordance with the terms hereof as of the Effective Date. Distributor expressly warrants that it is not aware of any claim that Software infringes any rights of any third party. Distributor expressly warrants that the performance of the rights and obligations set forth under this SLA will not breach any other agreement or arrangement by which Distributor is bound. Distributor warrants that the media containing the Software and Documentation shall be free of material defects (the “Media Warranty”). Licensee’s sole and exclusive remedy for breach of this Media Warranty is replacement of the defective media as long as any such defect is found within three (3) months after shipment by Distributor. EXCEPT AS PROVIDED IN THIS SECTION, ALL SOFTWARE PROVIDED HEREUNDER IS PROVIDED “AS IS.” NOTWITHSTANDING ANY OTHER PROVISION IN THIS SLA, DISTRIBUTOR DOES NOT WARRANT THAT THE USE OF THE PRODUCTS SHALL BE UNINTERRUPTED OR ERROR FREE, OR THAT ALL DEFICIENCIES OR ERRORS ARE CAPABLE OF BEING CORRECTED. THE FOREGOING WARRANTIES ARE EXCLUSIVE OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13. Indemnity and Limitation of Liability. Licensee will hold Distributor and its directors, officers, employees, representatives and agents (collectively, “Distributor’s Representatives”) harmless from, and indemnify Distributor and Distributor’s Representatives against, any and all claims, losses, damages and expenses, including attorneys’ fees, arising from a third party claim against Distributor or Distributor’s Representatives, to the extent that such third party claim is based solely on the negligence or other acts of Licensee or its agents or representatives. IN NO EVENT SHALL DISTRIBUTOR BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR CONTINGENT DAMAGES (THE FOREGOING COLLECTIVELY CALLED “DAMAGES”), INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS INCURRED BY LICENSEE OR ANY OTHER THIRD PARTY. SUCH NON-LIABILITY FOR DAMAGES SHALL APPLY WHETHER IN AN ACTION BASED ON CONTRACT, TORT OR ANY OTHER SUCH THEORY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14. Confidentiality. The term “Confidential Information” shall refer to any information provided to one Party by the other Party marked with a proprietary, confidential or other similar notice. “Confidential Information” shall also refer to any information orally disclosed to one Party as proprietary by the other Party and followed by a writing within thirty (30) days of such oral disclosure indicating said information was confidential. Confidential Information shall not include information which (i) is or has become generally known or available through no act or failure to act by the receiving Party; (ii) is already known or available at the time of receipt as evidenced by written records; (iii) is hereafter furnished to the receiving Party by a third party, as a matter of right and without restriction on its disclosure; (iv) is disclosed by written permission of the Party for whom such information is confidential; or (v) is required to be disclosed by court order or law. Each Party shall keep confidential and not disclose to any third party to use for its own benefit, except as specially permitted herein, or for the benefit of any third party, any Confidential Information. Neither Party shall withhold permission for the other Party to disclose the contents of this SLA to a third party in connection with a potential acquisition or merger of the disclosing Party, provided that any such third party shall have previously agreed to be bound by the provisions of this Section.

15. Assignability. Any and all assignment of rights or delegation of obligations under this SLA by the Licensee, whether by operation of law or otherwise, are void without the express, prior written consent of Distributor. Consent to such assignment or obligation shall not be unreasonably withheld. Changes in ownership of the Licensee shall be deemed an assignment. Permitted assignments shall be binding upon, and inure to the benefit of, all parties thereto.

SPECIMEN SOFTWARE LICENSE AGREEMENT

16. Term of Agreement. This SLA and the licenses granted hereunder shall remain in effect unless earlier terminated as set forth herein.

17. Termination of SLA. Either Party may terminate this SLA and the licenses granted hereunder, upon written notice, for any material breach of this SLA including, without limitation, the failure to pay license fees when due, that the non-terminating Party fails to cure within thirty (30) days following written notice specifying such breach. In the event of termination of this SLA for any cause, all rights granted by Distributor hereunder automatically revert to Distributor, all amounts owed to Distributor by Licensee shall be immediately due and payable, and Licensee shall immediately cease any further use of the Software and immediately return the Software and any copies thereof to Distributor.

18. Survival. The following sections shall survive the termination of this SLA for any cause: 5, 9, 10, 11, 12, 13 through 15, and 21 through 32.

19. Waiver. The Party entitled to the benefit of any provision of this SLA may waive said provision. Neither Party shall be deemed, by any act or omission, to have waived any of its rights or remedies thereunder unless such waiver is in writing and signed by an authorized officer of such Party. Such a waiver shall be limited specifically to the extent set forth in said writing. Waiver as to one event shall not be construed as waiver of any right or remedy as it relates to any subsequent event.

20. Force Majeure. If by reason of Force Majuere including, without limitation, earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder and all acts of God, a Party is unable to perform in whole or in part its obligations as set forth in this SLA, such Party shall not be liable to the other for its failure to perform said obligations.

21. Governing Law. This SLA is made in accordance with, and shall be governed and construed under, the laws of                      . Such governance and construction explicitly excludes the State of Colorado’s body of laws concerning conflict of laws and the 1980 United Nations Convention on Contracts for the International Sale of Goods. To the extent permitted by law, the provisions of this SLA shall supercede any provisions of the Uniform Commercial Code as adopted or made applicable to this SLA in any competent jurisdiction.

22. Arbitration. The Parties agree that any and all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

23. No Agency. The Parties are independent contractors. Neither Party is an employee, agent, co-venturer or legal representative of the other Party for any purpose. Neither Party shall have the authority to enter into any legal or equitable obligation for the other Party. Under no circumstances may either Party hold itself out to have agency authority for the other Party. The Parties agree not to make false or misleading statements, claims or representations about the other Party, its products or the relationship between the Parties.

24. Severability. If the application of any provision or provisions of this SLA to any particular set of facts or circumstances is held to be invalid or unenforceable by a court of competent jurisdiction, the validity of said provision or provisions to any other particular set of facts or circumstances shall not, in any way, be affected. Such provision or provisions shall be reformed without further action by the Parties to the extent necessary to make such provision or provisions enforceable when applied to said set of facts or circumstances.

25. Rules of Construction. As used in this SLA, all terms used in the singular shall be deemed to include the plural, and vice versa, as the context requires. Descriptive headings are inserted for convenience only and shall not be utilized in interpreting this SLA. This SLA has been reviewed by respective counsel for the Parties and shall be interpreted in accordance with its terms and without any strict construction in favor or against either Party.

26. Notices. All notices, including notice of address change, required or permitted under this SLA shall be in writing and shall be deemed received: (i) when received if hand delivered; (ii) five (5) days after being sent by certified, first class mail; (iii) two (2) business days after being sent by express mail; or (iv) when received if sent by confirmed telecopy. In each case, such notice shall be provided to the first address set forth above or such other address as the Parties may later designate through the procedures set forth in this section.

27. Publicity. During the term of this SLA, Distributor and Licensee may engage in co-marketing and publicity programs, including advertisements in trade and other publications. The Parties agree to allow the use of each other’s names and official logos for promotional and publicity purposes including, without limitation, on press announcements, marketing collateral and media kits, and listings on web pages. Licensee also expressly agrees to serve as a reference account for Distributor.

28. Attorney’s Fees and Costs. If any Party to this SLA brings an action against the other Party to enforce

SPECIMEN SOFTWARE LICENSE AGREEMENT

its rights under this SLA, the prevailing Party shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorney’s fees and costs incurred in connection with such action, including any appeal of such action.

29. Counterparts and Facsimile. This SLA may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. Such counterparts, together, shall constitute one and the same instrument. Each Party shall receive a duplicate original of the executed counterpart copy or copies. For purposes hereof, a facsimile copy of this SLA, including the signature pages, shall be deemed an original. Notwithstanding, the Parties shall deliver original execution copies of this SLA to one another as soon as practicable following execution thereof.

30. Amendment. This SLA may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

31. Entire Agreement. The Parties, and each of them, represent and warrant that this SLA and the Exhibits attached hereto constitute the complete and exclusive agreement between the Parties. Said SLA supercedes all previous or contemporaneous agreements, understandings and representations, written or oral, with respect to the subject matter of this SLA.

32. Exhibits and Precedence. The following Exhibits are attached to this Agreement and incorporated as a part thereof: (i) Exhibit A: Description of Distributor Software, Documentation and Notices; (ii) Exhibit B: Statement of Usage and Pricing; (iii) Exhibit C: Maintenance and Support Agreement; (iv) Exhibit D: Installation Agreement In the event of a conflict between the provisions of this SLA and any Exhibit, the provisions of this SLA shall take precedence. The provisions of this SLA and its Exhibits shall take precedence over any conflicting terms in Licensee’s purchase order(s), if any.

IN WITNESS WHEREOF, the Parties have each caused this SLA to be signed and delivered by its duly authorized officer or representative as of the date first set above.

JABBER			DISTRIBUTOR

JABBER.COM, INC.			FRANCE TELECOM

By:	/s/ GWENAEL HAGAN		By:	/s/ MARIE JOSEPHE REVILLET
	Name:	Gwenael Hagan		Name:	Marie Josephe Revillet
	Title:	CFO		Title:	Interim Manager of DMI
	Date:	October 31, 2001		Date:	October 26, 2001

SPECIMEN SOFTWARE LICENSE AGREEMENT

EXHIBIT A

Description of Distributor Software, Documentation and Notices

This Description of Distributor Software, Documentation and Notices is Exhibit A to the Software License Agreement (the “SLA”) entered into by                                                                                   (“Distributor”) and                                          (“Licensee”) on                                 .

The Software licensed under the present SLA by Distributor to Licensee includes all items checked below:

• ☐ Jabber Commercial Server release	Operating System: ☐ Linux ☐ Solaris

• ☐ LDAP Directory Service release	Operating System: ☐ Linux ☐ Solaris

• ☐ Jabber Instant Messenger	Operating System: ☒ Windows

• Software Language: ☒ English

The Documentation licensed under the present SLA by Distributor to Licensee includes the following:

•	☐ Installation Instructions

•	☐ Users Manual

•	☐ Other (specify):

The Copyright Notices for the Software and Documentation read as follows:

•	Copyright © 2001 Jabber.Com, Inc. All Rights Reserved.

The Trademark Notices for the Software and Documentation read as follows:

•	Jabber is a trademark of Jabber.Com, Inc.

JABBER	DISTRIBUTOR

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

SPECIMEN SOFTWARE LICENSE AGREEMENT

EXHIBIT B

Statement of Usage and Pricing

This Statement of Usage and Pricing is Exhibit B to the Software License Agreement (the “SLA”) entered into by                                                                                   (“Distributor”) and                              (“Licensee”) on                         .

The Software licensed hereunder is subject to the usage specified in this Exhibit B.

Authorized Concurrent Users. “User” means an individual account that has access to the functionality provided by the Software. A single User may establish multiple simultaneous connections to the Software from one or more workstations, and the Software will support a large number of concurrent connections from many Users (“Concurrent Users”). Under this SLA, Licensee is authorized to allow the Software to be accessed by no more than the Maximum Number of Concurrent Users written immediately below.

Maximum Number of Concurrent Users:

License Fees for Authorized Maximum Number of Concurrent Users. Licensee shall pay the following License Fee for use of the Software and Documentation identified in Exhibit A. This License Fee is exclusive of, and Licensee shall pay for, shipping, any sales, use, property, value added or similar taxes, federal, state, local or foreign taxes, or other charges imposed on or with respect to the Software or its delivery, use or possession, except taxes based upon the net income of Distributor.

License Fee: $

Payment Terms. License Fee is due and payable prior to shipment of the Software. Fees for Installation, Maintenance and/or Support are due and payable fifteen (15) days prior to the start of the period for which said services are to be provided. Amounts due shall be considered paid when Distributor is in receipt of the amount due or upon confirmation of receipt by a bank designated by Distributor. For all payments not received within thirty (30) days of the due date, a late payment fee shall accrue daily on such unpaid amounts at the rate of one-and-one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is lower.

Payment Currency and Instrument. All payments hereunder shall be in U.S. dollars, by certified check drawn on a U.S. bank.

Reports. Not applicable.

Records. Licensee shall keep accurate books and records reflecting the installation of the Software and all authorized uses thereof. Not more than once in any calendar year, Distributor may retain an independent certified public accountant (“Accountant”) who may, upon one week’s written notice and during normal business hours and with minimal disruption to Licensee’s operations, inspect and audit the records of Licensee with respect to installation and use of the Software. Said Accountant’s activities shall be subject to a non-disclosure agreement between the Accountant and Licensee and any information obtained by the Accountant and conveyed to Distributor shall be subject to the Confidentiality provisions in the SLA. If, upon performing such audit, it is determined that Licensee has underpaid Distributor by an amount greater than five percent (5%) of the payments due Distributor in the period being audited (based upon Distributor’s then current Standard License Fees as published by Distributor), Licensee will bear all reasonable expenses and costs of such audit in addition to its obligation to make full payment in accordance with the terms of this SLA.

JABBER	DISTRIBUTOR

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

SPECIMEN SOFTWARE LICENSE AGREEMENT

EXHIBIT C

(To the Jabber OEM Software License Agreement dated 31 October 2001)

Enhancements, Upgrades and Support

Background. Jabber has licensed certain Software to Distributor. Distributor desires to have Jabber maintain and/or support that Software during the term of this Maintenance and Support Agreement.

1.	Definitions.

“Support” means Jabber’s support to the Distributor. Jabber does not provide support directly to customers of Distributor.

“Response Time” means the length of time between when the Distributor reports a problem and when Jabber delivers an initial meaningful response.

“Release Number” means the three-integer number, of the form A.B.C. or two-integer number, of the form A.B (equivalent to A.B.0), by which Jabber identifies a new release of the Software. The integer A identities the “Major Release,” the integer B identifies the “Minor Release, and the integer C identities the “Service Release” of the Software, as follows:

•	Service Release. Successive Service Releases denote bug fixes or minor improvements with no significant changes in specification.

•	Minor Release. Successive Minor Releases denote minor new features, improvements and enhancements within the framework of an existing specification.

•	Major Releases. Successive Major Releases denote major new features, improvements and enhancements within the framework of an existing specification, or architectural changes in or additions to the specification.

“Severity Levels” means the categorization, by Jabber, of a problem with the Software reported by Distributor, as follows:

•	Severity Level 1: Catastrophic product failures that do not have a viable workaround, including any failure that causes a complete interruption of service of more than one (1) hour in any 24 hour time frame, or a complete interruption of service of shorter duration in which there are 5 incidences in any 5 day time frame. Catastrophic failures also include loss or damage to the user registration database and/or damage to server configuration files and/or breach of security, but specifically do not include loss of user messages. Finally, Severity Level 1 failures include the complete impairment or lack of use of major systems functionality. Severity Level 1 issues may be downgraded to Severity Level 2 for final disposition, when an acceptable workaround is available.

•	Jabber will respond to Distributor with a temporary workaround or with what action it plans to take on a best effort, commercially feasible basis, within 4 hours from the time the problem is reported.

•	Jabber will propose a correction or workaround on a best effort, commercially feasible basis from the time when the problem is reported, with a goal of 24-hour response from the time the problem was reported. In addition, Jabber will use best effort to develop a correction that avoids the problem to the exclusion of all other work.

•	Severity Level 2: Severity Level 2 issues include minor impairment to major system functionality as well as major impairment of minor systems functionality. Severity Level 2 issues also includes performance impairment under ‘normal’ conditions of operation with appropriate systems and network conditions.

SPECIMEN SOFTWARE LICENSE AGREEMENT

•	Jabber will, on a best effort, commercially feasible basis, propose, develop and provide to Distributor a workaround within 48 hours as from the reception of the form of anomaly.

•	Jabber will propose a correction within 96 hours as from the reception of the form of anomaly; Jabber will have an additional ten (10) days to develop the correction and provide it to the Distributor. Severity Level 2 issues, that were not originally downgraded from Severity Level 1, may be downgraded to Severity Level 3 for final disposition, if a workaround is provided to the Distributor.

•	Severity Level 3: Severity Level 3 issues are defined as minor problems with minor functionality, cosmetic issues, or problems that do not fall within Severity Level 1 or 2. Jabber promises to make reasonable commercial efforts to resolve these problems in the next Service Release or Minor Release of the Software.

•	Enhancement requests: Enhancement requests are of Severity Level 4. Jabber will consider, at its discretion, all enhancement requests for a future implementation of the Software.

2.	Maintenance Plans. Jabber will provide, upon payment of the First Year Maintenance Fee specified below, new Releases of the Software that are released during the Initial Term of this Maintenance and Service Agreement, and for Extended Terms upon payment of the Annual Maintenance Fee in effect and published by Jabber at the time of renewal. Distributor selects Major Upgrades Maintenance Plan. Jabber will provide to Distributor, at no additional charge, Minor Release and Major Releases of the Software that are released by Jabber during the Initial or Extended Term of this Maintenance and Service Agreement. The First Year Maintenance Fee will be equal to 12% of the license fees owed Jabber under the terms of the OEM Software License Agreement.

3.	Support Plans. Jabber will provide, upon payment of the First Year Support Fee equal to 8% of the license fees owed Jabber under the terms of the OEM Software License Agreement specified below, technical support during the Initial Term to address problems with the Software reported by Distributor to Jabber, and for Extended Terms upon payment of the Annual Support Fee in effect and published by Jabber at the time of renewal. Jabber will also distribute Service Releases to Distributor. Distributor hereby selects OEM Gold Level Support, whereby Jabber provides email, online Jabber and telephone support 24 hours per day, 7 days per week, and promises to make reasonable commercial efforts to provide a Response Time of four (4) hours.

Technical Personnel: In addition. Jabber will provide the services of technical personnel to assist the distributor with development issues or to advise the Distributor with regard to the Software. Technical personnel will be available on a commercially-reasonable basis for short-term responses or assistance lasting less than four (4) hours. Assistance that is expected to require more effort must be requested seven U) days in advance. Jabber will make a best-effort basis to fulfill such requests. Jabber will provide, at its discretion, the appropriate personnel to assist the distributor. Senior engineers with specific knowledge of components or server sub-systems may be provided to assist with specific requests. Lead engineers or architects may be provided to assist with architectural, design, or broad development issues. Rates for Technical Personnel will be:

•	Senior technical personnel will be billed at a rate of $200 (USD) per hour with a minimum 4 hour billing.

•	Lead engineers or architects will be billed at a rate of 300 USD per hour with a minimum of 4 hours for each request.

Jabber will, at Distributor’s request, install the initial Software and any Minor Releases or Major Releases. Installations will be performed at a bill rate of 200 USD per hour with a minimum of 4 hours for each installation. Distributor is responsible for all travel expenses incurred by Jabber personnel or Distributor personnel.

4.	Contacts. Distributor designates the following individuals as primary and secondary contacts for Support. Either will accept requests for Support only form the designated contacts. Distributor may designate replacement contacts by written notice.

Primary Contact:	Secondary Contact:

Phone number:	Phone number:

Email address:	Email address:

SPECIMEN SOFTWARE LICENSE AGREEMENT

5.	Initial Term and Renewal. Maintenance Plan and Support Plan services shall be provided for an Initial Term of twelve (12) months starting on the date of execution of the Jabber OEM Software License Agreement or a later Start date specified below, upon payment of the First Year Maintenance Fee and/or First Year Support Fee as specified herein. Upon expiration of the Initial Term, Distributor may renew the Maintenance Plan and/or Support Plan for additional terms of twelve (12) months upon the payment of the Annual Maintenance Fee and/or Annual Support Fee in effect and published by Jabber at the time of renewal.

Start of Initial Term: Date of Execution of Agreement

6.	Termination. This Maintenance and Support Agreement, and any Maintenance Plan and/or Support Plan selected by Distributor hereunder, will terminate (i) upon the expiration of the Initial Term and any Renewal Term, unless the Maintenance Plan and/or Support Plan is renewed and the appropriate Annual Maintenance Fee and/or Annual Support Fee paid therefore, or (ii) upon the termination for any reason of the Jabber OEM Software License Agreement to which this Maintenance and Support Agreement is an Exhibit, in which event Jabber will refund to Distributor a pro rata portion of the prepaid Maintenance Fee and/or Support Fee proportional to the period remaining on this Maintenance Plan and/or Support Plan.

7.	Supported Releases. Jabber shall provide Support to Distributors, as specified herein, for the current Release of the Software. Jabber shall also provide Support for one previous Release of the Software until the earlier of i) the expiration or earlier termination of the Support Plan, or(ii) six(6) months after the general availability of the current Release of the Software.

8.	Engineering Services. Jabber shall have no obligation hereunder to provide Distributor with engineering services other than as expressly set forth herein.

9.	Outsourcing. Jabber reserves the right to outsource its obligations under this Maintenance and Support Agreement to third parties, provided that Jabber shall remain responsible for its obligations that are performed by said third parties.

10.	Product Communication. Jabber will provide Distributor with a 12-month plan with regard to future Minor Releases and Major Releases for the Software. Jabber will provide regular (not more than quarterly) updates to the plan, including meetings where Distributor can communicate its comments and suggestions to Jabber. Jabber is not obligated to implement any comments or suggestions of Distributor.

11.	QA Test Cycle. At the completion of a QA test for a Major Release, Jabber will deliver to Distributor a list of all known bugs and any associated documentation.

12.	Support of Alterations and New Modules. Jabber is not required to support Alterations and New Modules that, in its sole discretion, it has not decided to incorporate into the Software. Jabber will reasonably assist Distributor with migrating New Modules to work with future versions of the Software. The cost of all such assistance will be at additional expense to Distributor and Jabber will not provide any assurances with regard to forward compatibility.

JABBER			DISTRIBUTOR

JABBER, INC.			FRANCE TELECOM

By:	/s/ GWENAEL HAGAN		By:	/s/ PATRICK PUGES
	Name:	Gwenael Hagan		Name:	Patrick Puges
	Title:	CFO		Title:	Director, FTR&D/DMI
	Date:	November 12, 2001		Date:	November 14, 2001